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                                                                    EXHIBIT 11.1

                         YES! ENTERTAINMENT CORPORATION

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                      YEARS ENDED DECEMBER 31,
                                                      -------------------------
                                                        1996     1995    1994
                                                      --------  ------ --------
Net income (loss)...................................  $(12,571) $3,478 $(21,927)
Computations of weighted average common and common
 equivalent shares outstanding:
  Weighted average common shares outstanding........    13,890   5,339      398
  Common equivalent shares from convertible pre-
   ferred stock.....................................        --   2,259       --
  Weighted average options and warrants outstanding.        --     911       --
  Common equivalent shares from stock options
   granted or issued during the twelve-month period
   prior to the Company's proposed initial public
   offering.........................................        --      25      100
                                                      --------  ------ --------
Shares used in computing net income (loss) per
 share..............................................    13,890   8,534      498
                                                      --------  ------ --------
Net income (loss) per share.........................  $  (0.91) $ 0.41 $ (44.03)
                                                      ========  ====== ========
Computation of shares used in pro forma net loss per
 share:
  Total weighted average common and common
   equivalent shares outstanding (as above).........        --      --      498
  Common equivalent shares attributable to redeem-
   able convertible preferred stock, convertible
   preferred stock, and shares issuable for
   antidilution adjustments (as-if-converted meth-
   od)..............................................        --      --    3,821
                                                      --------  ------ --------
Shares used in computing pro forma net loss per
 share..............................................        --      --    4,319
                                                      ========  ====== ========
Pro forma net loss per share........................  $     --  $   -- $  (5.08)
                                                      ========  ====== ========
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